Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2023 Fourth Quarter and Full Year Results

Reports Fourth Quarter Sales of $2.47 billion, up 12 Percent

Reports Strong Orders Leading to Backlog of $16.8 Billion

Reports Fourth Quarter Diluted Earnings per Share of $2.28 and Adjusted1 Earnings per Share of $2.56

Reports 2023 Diluted Earnings per Share of $9.08 and Adjusted1 Earnings per Share of $9.98

Announces 12 Percent Increase in Quarterly Cash Dividend to $0.46 Per Share

Initiates 2024 Earnings per Share Guidance in the Range of $9.45 and
Adjusted1 Earnings per Share Guidance in the Range of $10.25

OSHKOSH, Wis. (January 30, 2024) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2023 fourth quarter net income of $150.8 million, or $2.28 per diluted share, compared to net income of $75.1 million, or $1.14 per diluted share, for the fourth quarter of 2022. Adjusted1 net income was $169.4 million, or $2.56 per diluted share, for the fourth quarter of 2023 compared to $107.4 million, or $1.63 per diluted share, for the fourth quarter of 2022. Comparisons in this news release are to the fourth quarter of 2022, unless otherwise noted.

Consolidated sales in the fourth quarter of 2023 increased 11.9 percent to $2.47 billion primarily due to the inclusion of sales related to acquisitions of $192 million and improved pricing.

Consolidated operating income in the fourth quarter of 2023 increased 46.5 percent to $215.4 million, or 8.7 percent of sales, compared to $147.0 million, or 6.7 percent of sales, in the fourth quarter of 2022. The increase was primarily due to improved price/cost dynamics, favorable mix and favorable cumulative catch-up adjustments in the Defense segment, offset in part by higher incentive compensation costs and higher operating costs. Adjusted1 operating income in the fourth quarter of 2023 was $239.9 million, or 9.7 percent of sales, compared to $155.6 million, or 7.1 percent of sales, in the fourth quarter of 2022.

“Oshkosh Corporation delivered a strong fourth quarter to cap off a very successful year for our company, highlighted by full year 2023 revenues of $9.7 billion and adjusted earnings per share of $9.98. We have been putting the building blocks in place to deliver sustainable growth in the future,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Our fourth quarter was highlighted by strong revenue and earnings growth leading to

Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

adjusted earnings per share of $2.56. We experienced solid order levels across our business, and particularly in our Access segment, leading to a record backlog of $16.8 billion, which provides us with considerable visibility into the future. I want to thank our 17,000 team members for their hard work and dedication to our shared success.

“During the quarter, we booked several important JLTV orders for both domestic and international militaries, contributing to improved results. While we expect to be wrapping up domestic JLTV production in early 2025, we continue to see opportunities in international markets, and we look forward to starting production of the revolutionary USPS Next Generation Delivery Vehicle in April.

“We continue to invest in new technologies and capacity to drive further growth. During the quarter, we booked notable Striker Volterra electric ARFF orders with the Japan Ministry of Defense and Paris’ Le Bourget airport, building on the success of previously-announced orders from other airports throughout the world. We are confident that we will see increased demand for our revolutionary new battery-powered units that responsibly support lower carbon emissions.

“As a result of our strong performance in 2023, solid demand, record backlog, improved supply chains and positive outlook, we are pleased to announce 2024 expectations for adjusted earnings per share to be in the range of $10.25. We are also announcing a quarterly cash dividend of $0.46 per share, representing a 12.2 percent increase, which marks the 10th consecutive year in which we have increased our dividend by double digits,” said Pfeifer.

Factors affecting fourth quarter results for the Company’s business segments included:

Access - Access segment sales for the fourth quarter of 2023 increased 7.1 percent to $1.15 billion as a result of improved sales volume, higher pricing in response to higher input costs and the inclusion of sales of $15.9 million related to the Hinowa acquisition.

Access segment operating income in the fourth quarter of 2023 increased 39.8 percent to $162.2 million, or 14.1 percent of sales, compared to $116.0 million, or 10.8 percent of sales, in the fourth quarter of 2022. The increase was primarily due to improved price/cost dynamics, improved customer mix and higher sales volume, offset in part by increased operating expenses to support higher sales levels and higher incentive compensation costs.

Adjusted1 operating income in the fourth quarter of 2023 was $165.6 million, or 14.4 percent of sales, compared to $116.1 million, or 10.8 percent of sales, in the fourth quarter of 2022.

Defense - Defense segment sales for the fourth quarter of 2023 increased 7.2 percent to $586.9 million primarily due to cumulative catch-up adjustments on contract awards.

Defense segment operating income in the fourth quarter of 2023 increased 205.5 percent to $60.8 million, or 10.4 percent of sales, compared to $19.9 million, or 3.6 percent of sales, in the fourth quarter of 2022. The increase was the result of favorable cumulative catch-up adjustments on contract margins of $24.0 million in the fourth quarter of 2023 due to contract awards compared to unfavorable adjustments of $10.5 million in the fourth quarter of 2022, lower engineering costs and the impairment of an intangible asset in the fourth quarter of fiscal 2022, offset in part by higher incentive compensation costs.

Adjusted1 operating income in the fourth quarter of 2023 was $62.1 million, or 10.6 percent of sales, compared to $27.0 million, or 4.9 percent of sales, in the fourth quarter of 2022.

Vocational - Vocational segment sales for the fourth quarter of 2023 increased 26.1 percent to $735.3 million due to the inclusion of sales related to the AeroTech acquisition and higher pricing in response to increased input costs, offset in part by lower sales volume and the sale of the rear discharge mixer business. AeroTech had sales of $176.5 million during the fourth quarter of 2023.

Vocational segment operating income in the fourth quarter of 2023 increased 7.0 percent to $44.4 million, or 6.0 percent of sales, compared to $41.5 million, or 7.1 percent of sales, in the fourth quarter of 2022. The increase was

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

primarily due to improved price/cost dynamics, offset in part by lower sales volume and higher incentive compensation costs.

Adjusted1 operating income in the fourth quarter of 2023 was $64.2 million, or 8.7 percent of sales, compared to $42.9 million, or 7.4 percent of sales, in the fourth quarter of 2022.

Corporate - Corporate costs in the fourth quarter of 2023 increased $21.6 million to $52.0 million due to higher incentive compensation costs and higher new product development costs.

Interest Expense Net of Interest Income - Interest expense net of interest income in the fourth quarter of 2023 increased $11.3 million to $20.8 million due to increased borrowings on the Company's revolving credit facility related to the acquisition of AeroTech. The Company made net repayments of $330 million on the revolving credit facility during the fourth quarter of 2023, reducing the outstanding balance to $175 million as of December 31, 2023.

Miscellaneous, net - Miscellaneous income, net in the fourth quarter of 2023 was $0.6 million compared to miscellaneous expense, net of $32.0 million in the fourth quarter of 2022. Miscellaneous expense, net for the fourth quarter of 2022 primarily related to a $33.6 million settlement of a frozen defined benefit pension plan.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of 2023 of $44.2 million, or 22.6 percent of pre-tax income, compared to $29.1 million, or 27.6 percent of pre-tax income, in the fourth quarter of 2022. Income taxes in the fourth quarter of 2022 were elevated due to an anti-hybrid tax matter in a foreign jurisdiction.

Full-Year Results

The Company reported net sales for 2023 of $9.66 billion and net income of $598.0 million, or $9.08 per diluted share. This compares with net sales of $8.28 billion and net income of $173.9 million, or $2.63 per diluted share, in the prior year. The increase in net income for 2023 was the result of improved price/cost dynamics, higher sales volume, improved mix, favorable cumulative catch-up adjustments in the Defense segment on contracts in 2023 compared to unfavorable adjustments in 2022, the absence of a charge of $31.3 million associated with foreign anti-hybrid tax legislation due to comments made by taxing authorities of the applicable jurisdiction during the first quarter of 2022 and the absence of an after-tax charge of $25.7 million for a settlement of a frozen pension plan, offset in part by higher incentive compensation costs and increased operating expenses to support the higher sales levels.

Adjusted1 net income for 2023 was $657.2 million, or $9.98 per diluted share, compared to $237.6 million, or $3.59 per diluted share, in 2022.

Fiscal 2024 Expectations

The Company announced its 2024 diluted earnings per share estimate to be in the range of $9.45 and its adjusted1 earnings per share estimate to be in the range of $10.25 on projected net sales of approximately $10.4 billion.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.46 per share of Common Stock. The dividend represents an increase of 12 percent from the previous dividend and will be payable on February 29, 2024 to shareholders of record as of February 15, 2024.

Conference Call

The Company will host a conference call at 9:00 a.m. EST this morning to discuss its fourth quarter and full year results and its 2024 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to successfully integrate the AeroTech acquisition and to realize the anticipated benefits associated with the same; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 17,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Power Towers, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, JBT AeroTech and Pratt

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

Miller. For more information, visit www.oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$2,466.8	$2,203.6	$9,657.9	$8,282.0
Cost of sales	2,012.4	1,888.6	7,977.1	7,227.6
Gross income	454.4	315.0	1,680.8	1,054.4

Operating expenses:
Selling, general and administrative	224.3	159.4	810.4	662.8
Amortization of purchased intangibles	14.7	3.0	32.8	11.6
Intangible asset impairment charge	—	5.6	—	7.7
Total operating expenses	239.0	168.0	843.2	682.1
Operating income	215.4	147.0	837.6	372.3

Other income (expense):
Interest expense	(22.3)	(14.2)	(68.6)	(53.4)
Interest income	1.5	4.7	14.8	9.5
Miscellaneous, net	0.6	(32.0)	13.8	(52.8)
Income before income taxes and losses of unconsolidated affiliates	195.2	105.5	797.6	275.6
Provision for income taxes	44.2	29.1	190.0	97.5
Income before losses of unconsolidated affiliates	151.0	76.4	607.6	178.1
Losses of unconsolidated affiliates	(0.2)	(1.3)	(9.6)	(4.2)
Net income	$150.8	$75.1	$598.0	$173.9

Earnings per share:
Basic	$2.30	$1.15	$9.15	$2.65
Diluted	2.28	1.14	9.08	2.63

Basic weighted-average shares outstanding	65,439,100	65,429,937	65,382,275	65,699,693
Dilutive equity-based compensation awards	578,376	426,766	481,688	435,125
Diluted weighted-average shares outstanding	66,017,476	65,856,703	65,863,963	66,134,818

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$125.4	$805.9
Receivables, net	1,316.4	1,162.0
Unbilled receivables, net	771.6	586.3
Inventories	2,131.6	1,865.6
Income taxes receivable	42.2	21.6
Other current assets	93.6	90.7
Total current assets	4,480.8	4,532.1
Property, plant and equipment:
Property, plant and equipment	2,162.6	1,804.4
Accumulated depreciation	(1,093.1)	(978.2)
Property, plant and equipment, net	1,069.5	826.2
Goodwill	1,416.4	1,042.0
Purchased intangible assets, net	830.2	457.0
Deferred income taxes	262.0	134.8
Deferred contract costs	710.7	415.8
Other long-term assets	359.6	321.1
Total assets	$9,129.2	$7,729.0

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$175.0	$9.7
Accounts payable	1,214.5	1,129.0
Customer advances	706.9	696.7
Payroll-related obligations	242.5	119.5
Income taxes payable	308.0	100.3
Other current liabilities	442.7	373.4
Total current liabilities	3,089.6	2,428.6
Long-term debt	597.5	595.0
Long-term customer advances	1,190.7	1,020.5
Deferred income taxes	26.8	—
Other long-term liabilities	519.3	499.2
Commitments and contingencies
Shareholders’ equity	3,705.3	3,185.7
Total liabilities and shareholders’ equity	$9,129.2	$7,729.0

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Year Ended December 31,
	2023	2022
Operating activities:
Net income	$598.0	$173.9
Depreciation and amortization	159.9	107.6
Intangible asset impairment charge	-	7.7
Stock-based incentive compensation	31.9	28.6
(Gain) loss on sale of businesses, net	5.3	—
Deferred income taxes	(160.4)	(53.5)
(Gain) loss on sale of assets	0.6	(3.8)
Unrealized (gain) loss on investments	(1.4)	12.6
Foreign currency transaction (gains) losses	(4.7)	6.9
Other non-cash adjustments	9.7	4.3
Changes in operating assets and liabilities	(39.3)	317.0
Net cash provided by operating activities	599.6	601.3

Investing activities:
Additions to property, plant and equipment	(325.3)	(269.5)
Acquisition of businesses, net of cash acquired	(995.8)	(19.5)
Proceeds from sale of businesses, net of cash sold	32.6	—
Other investing activities	2.9	(11.4)
Net cash used in investing activities	(1,285.6)	(300.4)

Financing activities:
Proceeds from issuance of debt	1,616.5	10.4
Repayments of debt	(1,467.0)	(225.0)
Repurchases of Common Stock	(22.5)	(155.0)
Dividends paid	(107.2)	(97.3)
Other financing activities	(16.4)	(18.1)
Net cash provided by (used in) financing activities	3.4	(485.0)

Effect of exchange rate changes on cash and cash equivalents	2.1	(5.7)
Decrease in cash and cash equivalents	(680.5)	(189.8)
Cash and cash equivalents at beginning of period	805.9	995.7
Cash and cash equivalents at end of period	$125.4	$805.9

.

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Sales
Access
Aerial work platforms	$540.4	$540.7	$2,461.6	$1,949.0
Telehandlers	354.2	319.3	1,480.2	1,174.8
Other	255.7	214.0	1,048.2	848.3
Total Access	1,150.3	1,074.0	4,990.0	3,972.1
Defense	586.9	547.7	2,098.2	2,141.3
Vocational
Fire apparatus	302.2	294.6	1,186.6	1,086.0
Refuse collection	141.7	141.0	590.7	536.4
Other	291.4	147.3	800.8	553.3
Total Vocational	735.3	582.9	2,578.1	2,175.7
Corporate and intersegment eliminations	(5.7)	(1.0)	(8.4)	(7.1)
Consolidated Net Sales	$2,466.8	$2,203.6	$9,657.9	$8,282.0

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating Income
Access	$162.2	$116.0	$738.8	$313.2
Defense	60.8	19.9	91.6	46.2
Vocational	44.4	41.5	185.5	154.4
Corporate and intersegment eliminations	(52.0)	(30.4)	(178.3)	(141.5)
Consolidated Operating Income	$215.4	$147.0	$837.6	$372.3

	December 31,
	2023	2022
Period-end backlog:
Access	$4,527.7	$4,358.7
Defense	6,762.5	6,289.6
Vocational	5,464.2	3,450.3
	$16,754.4	$14,098.6

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Access segment operating income (GAAP)	$162.2	$116.0	$738.8	$313.2
Amortization of purchased intangibles	3.4	0.1	8.6	0.4
Foreign entity liquidation	—	—	—	4.6
Adjusted Access segment operating income (non-GAAP)	$165.6	$116.1	$747.4	$318.2

Defense segment operating income (GAAP)	$60.8	$19.9	$91.6	$46.2
Amortization of purchased intangibles	1.3	1.5	5.4	6.1
Intangible asset impairment charge	—	5.6	—	5.6
Gain on sale of a business	—	—	(8.0)	—
Restructuring costs	—	—	0.8	—
Adjusted Defense segment operating income (non-GAAP)	$62.1	$27.0	$89.8	$57.9

Vocational segment operating income (GAAP)	$44.4	$41.5	$185.5	$154.4
Amortization of purchased intangibles	18.9	1.4	27.7	5.1
Acquisition costs	—	—	12.9	—
Loss on sale of a business	—	—	13.3	—
Amortization of inventory step-up	0.9	—	7.1	—
Restructuring costs	—	—	3.0	—
Intangible asset impairment charge	—	—	—	2.1
Adjusted Vocational segment operating income (non-GAAP)	$64.2	$42.9	$249.5	$161.6

Corporate operating expenses (GAAP)	$(52.0)	$(30.4)	$(178.3)	$(141.5)
Restructuring costs	—	—	0.6	—
Adjusted Corporate operating expenses (non-GAAP)	$(52.0)	$(30.4)	$(177.7)	$(141.5)

Consolidated operating income (GAAP)	$215.4	$147.0	$837.6	$372.3
Amortization of purchased intangibles	23.6	3.0	41.7	11.6
Acquisition costs	—	—	12.9	—
Amortization of inventory step-up	0.9	—	7.1	—
(Gain)/loss on sale of businesses, net	—	—	5.3	—
Restructuring costs	—	—	4.4	—
Intangible asset impairment charge	—	5.6	—	7.7
Foreign entity liquidation	—	—	—	4.6
Adjusted consolidated operating income (non-GAAP)	$239.9	$155.6	$909.0	$396.2

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Miscellaneous, net (GAAP)	$0.6	$(32.0)	$13.8	$(52.8)
Pension advisor settlement	—	—	(4.7)	—
Pension settlement	—	33.6	—	33.6
Adjusted miscellaneous, net (non-GAAP)	$0.6	$1.6	$9.1	$(19.2)

Provision for income taxes (GAAP)	$44.2	$29.1	$190.0	$97.5
Income tax effects of adjustments	5.9	9.9	15.3	11.9
Anti-hybrid tax on prior period income	—	—	—	(18.1)
Adjusted provision for income taxes (non-GAAP)	$50.1	$39.0	$205.3	$91.3

Net income (GAAP)	$150.8	$75.1	$598.0	$173.9
Amortization of purchased intangibles	23.6	3.0	41.7	11.6
Acquisition costs	—	—	12.9	—
(Gain)/loss on sale of businesses, net	—	—	5.3	—
Amortization of inventory step-up	0.9	—	7.1	—
Restructuring costs	—	—	4.4	—
Foreign entity liquidation	—	—	—	4.6
Intangible asset impairment charge	—	5.6	—	7.7
Pension advisor settlement	—	—	(4.7)	—
Pension settlement	—	33.6	—	33.6
Income tax effects of adjustments	(5.9)	(9.9)	(15.3)	(11.9)
Anti-hybrid tax on prior period income	—	—	—	18.1
Loss on sale of equity method investment	—	—	7.8	—
Adjusted net income (non-GAAP)	$169.4	$107.4	$657.2	$237.6

Earnings per share-diluted (GAAP)	$2.28	$1.14	$9.08	$2.63
Amortization of purchased intangibles	0.36	0.04	0.63	0.17
Acquisition costs	—	—	0.19	—
(Gain)/loss on sale of businesses, net	—	—	0.08	—
Amortization of inventory step-up	0.01	—	0.11	—
Restructuring costs	—	—	0.07	—
Foreign entity liquidation	—	—	—	0.07
Intangible asset impairment charge	—	0.09	—	0.12
Pension advisor settlement	—	—	(0.07)	—
Pension settlement	—	0.51	—	0.51
Income tax effects of adjustments	(0.09)	(0.15)	(0.23)	(0.18)
Anti-hybrid tax on prior period income	—	—	—	0.27
Loss on sale of equity method investment	—	—	0.12	—
Adjusted earnings per share-diluted (non-GAAP)	$2.56	$1.63	$9.98	$3.59

2024 Expectations
Earnings per share-diluted (GAAP)	$9.45
Amortization of purchased intangibles	0.80
Adjusted earnings per share-diluted (non-GAAP)	$10.25

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Oshkosh Corporation Reports Results for 2023 Fourth Quarter

January 30, 2024

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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